Exhibit 10.79

EMPLOYMENT CONTRACT OF INDEFINITE DURATION

BY AND BETWEEN:

1.
ALTISOURCE SOLUTIONS S.à r.l., a private limited liability company (société à responsabilité limitée) organised under the laws of the Grand Duchy of Luxembourg, with registered office at 40, avenue Monterey, L-2163 Luxembourg, Grand Duchy of Luxembourg, registered with the Luxembourg Trade and Companies Register under number B. 147268 (“S.à r.l.”) (hereinafter referred to as the “Employer”); and

2.	Marcello Mastioni born on 15 October 1975 in Milan, Italy and currently residing at [address] (hereinafter referred to as the “Employee”)
The Employee and the Employer may hereinafter collectively be referred to as the "Parties", each being a "Party".
It has been agreed by and between the Parties as follows:

Article 1 - Definitions:
Appointment or Employment: the employment of the Employee by the Employer on the terms of this Contract.
Commencement Date: August 1, 2017 (contingent upon the satisfactory completion of the Swiss criminal background check).
Company: the Employer, its parent companies, subsidiaries, and their respective successors and assigns.
Confidential Information: information (of any nature and in any format) which is not in the public domain, relating to the business, products, affairs and finances of the Employer.
Contract: the present unlimited period employment contract.
Good Reason: (a) any substantial unreasonable material diminution by the Employer of the Employee’s positions, duties or responsibilities hereunder (except in each case in connection with the termination of the Employee’s employment for the gross misconduct described in article L.124-10 or as a result of the Employee’s death or disability, or temporarily as a result of the Employee’s illness or other absence), (b) the assignment by the Employer to the Employee of duties or responsibilities that are materially inconsistent with the Employee’s position or (c) any other material breach by the Employer of this Contract; provided, however, that in each case: (i) the Employee gives written notice to the Employer of the facts and circumstances constituting the breach within thirty (30) days following the Employee’s knowledge of the occurrence of the breach; (ii) the Employer fails to remedy the breach within thirty (30) days following the Employee’s written notice of the breach; and (iii) the Employee terminates his employment within thirty (30) days following the Employer’s failure to remedy the breach. Notwithstanding the foregoing, in no event shall the designation or non-designation of the Employee as a Section 16 Officer of Altisource Portfolio Solutions S.A. or as a member of the board of directors of any entity of the Company be considered to constitute Good Reason.
Incapacity: any illness or injury which prevents the Employee from carrying out his duties.
Rules and Regulations: any internal rules and regulations which may be periodically prepared by the Company, which (a) apply to similarly situated employees including the Employee and (b) have been effectively and expressly brought to the Employee’s attention and made available to him.
Restrictive Period: for purposes of Article 9 (a):

(a)	if the Contract terminates within the first twelve (12) months of Employment, the Restrictive Period shall be the twelve (12) month period following the date on which the Contract terminates

(b)	if the Contract terminates between twelve (12) and thirteen (13) months of Employment, the Restrictive Period shall be the eleven (11) month period following the date on which the Contract terminates

(c)	if the Contract terminates between thirteen (13) and fourteen (14) months of Employment, the Restrictive Period shall be the ten (10) month period following the date on which the Contract terminates

(d)
if the Contract terminates between fourteen (14) months and fifteen (15) months of Employment, the Restrictive Period shall be the nine (9) month period following the date on which the Contract terminates

(e)	if the Contract terminates between fifteen (15) and sixteen (16) months of Employment, the Restrictive Period shall be the eight (8) month period following the date on which the Contract terminates

(f)
if the Contract terminates between sixteen (16) months and seventeen (17) months of Employment, the Restrictive Period shall be the seven (7) month period following the date on which the Contract terminates

(g)	if the Contract terminates after 17 months of Employment, the Restrictive Period shall be the six (6) month period following the date on which the Contract terminates.
Section 16 Officer: an executive officer for purposes of Section 16 of the Securities Exchange Act of 1934, as amended.

Article 2 - Duties and Nature of Service

(a)
The Employer shall employ the Employee from the Commencement Date to fulfill the position of President, Real Estate Marketplace. The Employee will have the responsibilities enumerated in Article 2(b) below, or such other authority, functions, duties, powers and responsibilities as may be assigned to the Employee from time to time by the Managers of the Employer consistent with the Employee’s position with the Company. The Parties hereby acknowledge and accept that considering the nature of the Employee’s activities it is impossible to provide a comprehensive description of the activities to be performed by him, which shall include all the tasks that are directly or indirectly necessary or useful for the performance of the concerned duties further to reasonable and common international standards.  The Parties further acknowledge and agree that this position is an initial position that is likely to evolve over time, and that any change to the Employee’s responsibilities or title shall not require an amendment to this Contract; provided that any material change to the Employee’s responsibilities or change to the Employee’s title shall be subject to written confirmation of approval by the Employee.

(b)	Employee’s initial responsibilities will include, but not be limited to, the following:

•
Providing strategic leadership, managing all operations and P&L responsibility for Altisource’s Real Estate Marketplace businesses, including by: (i) leading development of revenue growth strategies; (ii) developing the business strategies in line with market opportunities and the vision, mission and financial objectives of the Company; (iii) collaborating across the Company to implement marketplace services and to develop new products, processes and technologies;

•
Driving organizational capabilities by: (i) assessing organizational requirements for talent, technology and market presence and developing plans to meet those requirements; (ii) attracting, retaining and enabling a team of world class professionals; (iii) structuring the business units for optimal efficiency and effectiveness; and (iv) developing a strong team of market and product owners and designers through effective leadership and team development;

•
Building the organizational culture and brand by: (i) championing the Altisource values; (ii) driving an environment of compliance, customer centricity, innovation and performance; and (iii) acting as the Company’s ambassador and captivating the national stage through presentations, trade journal articles and appropriate press coverage; and

•	Such other responsibilities as deemed appropriate by the Managers of the Employer.

(c)
The Employee shall serve the Employer on the terms of this Contract and accepts the aforementioned position. The Employee shall work for the Employer in this position or in any other similar position, which the Employer may assign to him over the course of time. Notwithstanding anything in this Contract to the contrary, the Employee understands and agrees that the Employment is contingent upon the satisfactory completion of the Swiss criminal background check.

(d)
The Employment will take place in such various geographical locations, including abroad, as may be reasonably designated by the Employer, provided that the standard of life and economic conditions are equivalent to those of the Grand Duchy of Luxembourg and that the new role is at least equivalent in terms of position level and remuneration. The Employee further expressly agrees to work, to be posted and even to be transferred to another entity of the Company if such entity is located in the U.S. or in the E.U., and provided that the destination country and the new role meet the conditions above.

(e)
The registered office of the Employer is 40, avenue Monterey, L-2163 Luxembourg, Grand Duchy of Luxembourg. The Employee shall carry out his duties in the Grand-Duchy of Luxembourg or at such other place as instructed by the Employer within the framework and limits described in Article 2(d) above. The Employee shall undertake all national and international business travels justified by the business needs and his function.

(f)	The Employee expressly confirms that he is not bound to any other company, firm or entity by a non-competition or any other such clause which would prevent him from signing the present Contract.

(g)
The Employee shall undertake to inform the Employer immediately in writing of any changes in his personal situation such as his address, family status or number of children. The Employer shall treat all such information confidentially.

(h)
The Employee warrants in principle that he is entitled to work in Luxembourg without any additional approvals and will notify the Employer immediately if he ceases to be so-entitled during the Employment.

(i)
The Employee consents to undergo an obligatory medical examination within two (2) months of commencing the Employment in order to verify his physical aptitude to fulfill his obligations under the Employment.

(j)
The Employee shall comply with all the rules, policies and procedures set out in the internal Rules and Regulations, which shall be established over the course of time by the Company and a copy of which will be made available to the Employee once adopted. Such Rules and Regulations may be modified at any time and do not form part of this Contract. In the event of conflict between the terms of this Contract and the terms of the Rules and Regulations, this Contract shall prevail.

Article 3 - Duration and Termination Terms and Conditions

(a)	Either Party may terminate this Contract in writing, giving the other no less than the following legal prior notice, in accordance with article L.124-1 of the Luxembourg Labor Code:
In the case of the dismissal of the Employee by the Employer, the latter must respect a minimum prior notice of:

•	Three (3) months if the term of the Employment is under five (5) years (notwithstanding the provisions of article L-124-1 of the Luxembourg Labor Code)

•	Four (4) months if the term of the Employment is between five (5) and ten (10) years

•	Six (6) months if the term of the Employment is over ten (10) years

In the case of the resignation of the Employee, the following prior notice must be given:

•	One (1) month if the term of the Employment is under five (5) years

•	Two (2) months if the term of the Employment is between five (5) and ten (10) years

•	Three (3) months if the term of the Employment is over ten (10) years
The respective prior notice will run from the fifteenth (15th) day of the month if notice was given before such a date, or from the first (1st) day of the following month if notice was given after the fifteenth (15th) of the month. The Employer reserves the right to pay salary in lieu of notice for all or any part of the notice period.

(b)
In accordance with article L.124-7 of the Luxembourg Labor Code, if the Employee is dismissed for reasons other than the gross misconduct described in article L.124-10, the Employer shall pay the Employee as severance:

•	One (1) month’s gross base salary if the term of the Employment is between five (5) and ten (10) years

•	Two (2) months’ gross base salary if the term of the Employment is between ten (10) and fifteen (15) years

•	Three (3) months’ gross base salary if the term of the Employment is over fifteen (15) years

(c)
In addition, to the extent that Employee is terminated for reasons other than the gross misconduct described in article L.124-10 of the Luxembourg Labor Code, or the Employee resigns for Good Reason, the Employer shall also pay additional amounts to the Employee as set forth in Article 4 of this Contract, including the Minimum Guaranteed Compensation and other applicable amounts.

(d)
Notwithstanding the above, the Employer may terminate the Contract with immediate effect without Employee notice and with no liability to make any further payment to the Employee (other than in respect of amounts accrued due and unpaid at the date of termination) if the Employee commits an act of gross misconduct in accordance with article L.124-10 of the Luxembourg Labor Code.

(e)
The Contract will automatically terminate by operation of the law on the date on which the Employee is declared to be medically unable to perform his duties under the Contract by the pre-employment, or any subsequent, medical examination; on the fifty-second week of continual Incapacity over any one hundred and four week period; when the Employee reaches the legal retirement age or is attributed an old-age pension or any other of the provisions specified under articles L.125-2 to L.125-4 of the Luxembourg Labor Code.

Article 4 - Remuneration[1]

(a)	The Employee’s annual gross base salary shall be 492,000 Euros. This annual gross base salary shall be payable

[1 This Article does not reflect Mr. Mastioni's current remuneration]
in twenty-four (24) instalments. In addition, the Employer will pay to the Employee (i) an annual Cost of Living Allowance of 18,000 Euros, which shall be payable in twenty-four (24) instalments, and (ii) an annual Housing Allowance of 50,000 Euros, which shall also be payable in twenty four (24) instalments.

(b)
In accordance with article L.223-1 of the Luxembourg Labor Code, the salary shall be adapted and vary proportionally with the variations of the index of cost of living in the Grand Duchy of Luxembourg. The above salary has been fixed in consideration of the index applicable at the date on which this Contract becomes effective (Salary Index at the time of the signature of the present Contract: 794.54 as of January 1, 2017).

(c)
The Employee's salary, Cost of Living Allowance and Housing Allowance shall accrue from day to day and be paid in arrears twice monthly directly into the Employee's bank account. The Employee shall inform the Employer of all necessary details relating thereto.

(d)
The Employer hereby informs the Employee that in order to fulfill the obligations under the Contract and to pay his salary, the following information about the Employee may be transmitted: name, address, civil status, date of birth, any documents given during the recruiting and employment proceedings (including the curriculum vitae), the employment agreement and salary, proof of payment, all raises or modifications of salary, the hours effectively worked, any correspondence with the employees as well as all other documents relating to the Contract (such as holiday requests or Incapacity certificates). The Employee consents to the transfer of the above personal information within the group of companies of the Employer, including outside of the European Union, as contemplated by Article 19 Paragraph 1(a) of the Luxembourg law on Data Protection of August 2, 2002. The Employee is permitted to access the above information and may demand the rectification of any error thereupon. The Employer will use best efforts to keep this information confidential and to disclose it only when legally required. For avoidance of doubt, if the Employee is designated as a Section 16 Officer of Altisource Portfolio Solutions S.A., the Company will be authorized to publicly disclose such information to the extent required pursuant to the rules and regulations promulgated by the Securities and Exchange Commission, and the Employee expressly consents to such disclosures.

(e)
Upon satisfaction of the relevant performance criteria in accordance with Altisource’s Incentive Plan, as amended from time to time by the Employer in its sole discretion, the Employee may be entitled to an annual discretionary bonus as per a scorecard as amended from time to time, which scorecard will be made available to the Employee as set forth below. At the target performance level at which the Employee meets the Employer’s performance expectations, the Employee can anticipate earning approximately 300,000 Euros in cash incentive compensation on an annual basis. If the Employee exceeds the Employer’s performance expectations, the Employee can anticipate earning up to 450,000 Euros in cash incentive compensation on an annual basis. There is no legal entitlement to the annual bonus and payment is at the sole discretion of the Employer. Any incentive will be prorated for the actual time that the Employee has worked for the Employer during the applicable working year. Notwithstanding anything in this Contract to the contrary, for calendar year 2017, Employee will be entitled to receive an annual bonus prorated to his start date, subject to his continued employment through the date of payment (expected March 2018) and subject to his performance meeting or exceeding expectations, as determined by the Company in its sole discretion. The Employer shall provide the Employee with a scorecard outlining in writing the performance expectations linked to achieving the discretionary bonus for calendar year 2017 (the “2017 Scorecard”) no later than two (2) months following the Employee’s start date. Should the Employer fail to provide such 2017 Scorecard within the prescribed timeframe, the prorated 2017 annual incentive compensation payment shall be deemed due, notwithstanding whether or not the Employee remains employed by the Company through the date of payment. After 2017, at the beginning of each calendar year, in a timely manner and not later than the end of March of each year, the Employers shall provide to the Employee a scorecard outlining in writing the performance expectations linked to achieving the discretionary bonus in that year; should the Employer fail to provide such scorecard, the bonus payment shall be deemed due notwithstanding whether or not the Employee remains employed by the Company through the date of payment. Notwithstanding anything herein to the contrary, it is understood and agreed by the Employee that the Company shall have discretion to approve reasonable amendments to his scorecard throughout the year (including after March 31 of such year) as deemed appropriate by the Company in light of changed conditions or changes to the Company’s business during the year.

(f)
The Employee will be eligible for certain relocation benefits while employed in Luxembourg in accordance with the Altisource Relocation Plan, provided to the Employee by the Employer and incorporated in this Contract by reference.

(g)
If the Employee’s employment with the Employer terminates by reason other than (i) termination by the Company for gross misconduct as described in article L.124-10 of the Luxembourg Labor Code or (ii) Employee’s voluntary resignation, and the Employee relocates within 180 days of such termination, the Employer will reimburse the Employee for the relocation costs back to Switzerland (or other location in the European Union) or an equivalent lump sum, at the Employee’s discretion; provided however, that such costs shall not exceed the original costs associated with the Executive’s “General Relocation Assistance” described in the Altisource Relocation Plan.

(h)
The Employer shall provide the Employee with (i) a one-time Tax Assistance payment of 50,000 Euros payable with the Employee’s first base salary payment following the Commencement Date in accordance with the Company’s regular payroll schedule and (ii) a one-time Tax Assistance payment of 50,000 Euros on August 1, 2018, subject only to the condition that the Employee is employed on such dates.

(i)
It is expressly agreed that any bonus, premium or any other fringe benefits not arising from any legal or contractual provision or regulation, granted to the Employee, shall be deemed to be a gift, whatever their frequency and their amount and may therefore not be considered as vested rights to the benefit of the Employee.

(j)
The salary and other benefits of the Employee shall be payable after deduction of all compulsory contributions to the social security system (if applicable) in existence in Luxembourg and after deduction of the retentions at source of income tax (if applicable) and, should the case arise, any other charges imposed by Luxembourg Law whenever and if due.

(k)
For historical reasons, in order to compensate the Employee for the loss from him renouncing his previous employer benefits, if (i) the Contract is terminated by the Employer for reasons other than the Employee’s gross misconduct as described in article L.124-10 of the Luxembourg Labor Code or (ii) the Employee terminates the Contract for Good Reason (clauses (i) and (ii), each a “Termination Event” and together the “Termination Events”), then also in exchange for the non-competition covenants contained in Article 9(a) herein and the Employee’s other obligations set forth in this Contract, the Employer shall provide the Employee with the Minimum Guaranteed Compensation Payment set forth in the table below in addition to any other amounts that may be due from the Employer to the Employee under this Contract and notwithstanding anything to the contrary in this Contract:

Term of the Employment	Minimum Guaranteed Compensation Payment
0-12 months	860,000 Euros
After 12 months	788,300 Euros
After 13 months	716,700 Euros
After 14 months	645,000 Euros
After 15 months	573,300 Euros
After 16 months	501,700 Euros
After 17 months	430,000 Euros
If the Contract is terminated following a Termination Event, then, during the notice period, the Employee shall notify the Employer of all existing or potential claims that he may have against the Company (if any) and the Parties shall negotiate a separation and release agreement in good faith to settle any matters relating to the employment relationship and its termination.
For the avoidance of doubt, following a Termination Event, the Minimum Guaranteed Compensation Payment shall be due in accordance with the above table under all circumstances, including, without limitation, if the Parties are unable to successfully negotiate a separation and release agreement during the notice period.

Article 5 - Working Hours and Holidays

(a)
The working hours shall be fixed in accordance with the applicable legal provisions in the Grand-Duchy of Luxembourg and the Employee's salary is based on a minimum average of forty (40) working hours per week and eight (8) hours per day scheduled in principle from Monday to Friday. The Employee hereby acknowledges that general working hours or overtime statutory provisions are not applicable to his position as a higher level employee ("cadre supérieur") within the meaning of article L.211-3 of the Luxembourg Labor Code, and in accordance with article L.211-27 (4) of the Luxembourg Labor Code. Working hours may thus vary according to the Employer's requirements.

(b)
The Employee shall have the right to twenty-five (25) days of paid annual leave, in addition to the Luxembourg public holidays, notwithstanding article L.233-4 of the Luxembourg Labor Code's provisions.

(c)
The Employee will respect a reasonable delay between requesting leave from the Employer and taking it, in order to not perturb the functioning of the Employer in accordance with article L.233-10 of the Luxembourg Labor Code. The Employer shall respect the Employee's request to the extent that the request does not perturb the functioning of the Employer or conflict with other employees' leave.

(d)
The Employee shall take, and the Employer shall allow the Employee to take, his accumulated leave in full before the end of each calendar year, in accordance with articles L.233-9 and L.233-10 of the Luxembourg Labor Code.

(e)
In the event that business reasons prevent the Employee from taking all his annual leave entitlement during the calendar year, he may transfer the remaining leave entitlement to the next calendar year, in which case it shall expire on the 31st of March, unless prevented again by business reasons. In case of termination of the present Contract, any days not taken will be paid to the Employee.

Article 6 - Incapacity

(a)
The Employee who is incapable of working for any reason of illness or accident shall notify the Employer or his representative as soon as possible on the first day of Incapacity, either personally or by way of an intermediary. Such notification may be made orally or in writing.

(b)
The Employee has three (3) days to provide the Employer with a medical certificate in which the beginning and the expected duration of Incapacity is stated. The Employer reserves the right to request a medical counter examination.

(c)
Subject to the Employee's compliance with the provisions of the Luxembourg Labor Code, he shall, in principle, continue to receive his full salary and contractual benefits (if any) from the Employer during the initial sickness period provided by article L.121-6 of the Luxembourg Labor Code.

Article 7 - Confidential Information / Employer properties

(a)
The Employee shall treat as confidential all information concerning the activities of the Company, and he shall not disclose to third parties, or to other employees, any information of which he may have been made aware during the present Contract, notwithstanding that which is reasonably necessary to permit normal performance of their respective duties by the parties concerned, and with the exception of information already known or already public.

(b)	The Employee undertakes both during this employment with the Employer and at any time after the termination thereof not to perform or participate in any act of unfair competition.

(c)
Any breach of this obligation occurring while the Contract is in place, shall constitute a serious fault rendering immediately and definitively any further relationship between the Employer and the Employee impossible and justifying the immediate dismissal of the Employee without any notice or indemnity and without prejudice to any further proceedings or claims which may be exercised by the Employer.

(d)
All notes, reports, listings, files, documents, and contacts howsoever related to the Employer are and shall remain the exclusive property of the Employer and shall be created, processed, and stored by the Employee in a confidential manner exclusively on behalf of the Employer.

(e)
When the present Contract shall come to an end, the Employee must return to the Employer all documents as well as copies of such documents which may be in the possession of or under the control of the Employee, and the Employee undertakes to do everything to assist the Employer to recover all documents which may be beyond the control of the Employee.

Article 8 - Obligations

(a)
Throughout the duration of this Contract, the Employee will work exclusively for the Employer and will not take up any other occupation or engage in any act which is directly or indirectly competitive with the business of the Employer or any of its affiliated companies and to its detriment.

(b)
Throughout the duration of this Contract, the Employee shall not have any direct or indirect interest in any other business or organisation if that business or organisation competes or might reasonably be considered by the Employer to compete with the Company or any of its affiliated companies or if this impairs or might reasonably be considered to impair the Employee’s ability to act in the best interests of the Company or any of its affiliated companies.

Article 9 - Non-competition and Non-solicitation

(a)
Upon a Termination Event, in consideration for the Minimum Guaranteed Compensation Payment, the Employee hereby undertakes that, during the Restrictive Period, he will not run within the Grand Duchy of Luxembourg or in the United States of America a personal business similar or in competition with the Business of the Company Division, nor enter into an employment contract with a company whose business is similar to, or in competition with, the Business of the Company Division. As used in this Article 9(a), “Business of the Company Division” means a business whose core activity is an online Internet marketplace aimed at facilitating retail and investor real estate buy and sell transactions. In that regard, the Employee shall not actively proceed to engage in, provide any executive, managerial, supervisory, sales, marketing, research, or customer-related services to, or own (other than ownership of less than one percent (1%) of the outstanding voting securities of any entity, or any affiliate thereof, the voting securities of which are traded on a national securities exchange) a beneficial or legal interest in, any business (other than the Company) which (i) conducts similar business as the Business of the Company Division or (ii) is competitive or likely to be competitive with the Business of the Company Division.

(b)
If the present Contract terminates other than pursuant to a Termination Event, the Employee hereby undertakes that he will not engage in the activities described in Article 9(a) above for a period of six (6) months. In consideration for this obligation, the Employer will pay to the Employee six (6) months’ base salary; provided however, that the Employer may waive Employee’s obligations pursuant to this Article 9(b) unilaterally on condition that it notifies the Employee (by email or mail) within two (2) weeks from the notice of termination of the Contract by either party. If the Employer waives these obligations and provides the required notification, the Employer will be relieved from the payment obligations set forth in this Article 9(b).

(c)
Throughout the duration of this Contract and for a period of two (2) years following its termination, the Employee will not actively solicit or hire, or actively assist any other person or entity in soliciting or hiring any employee of the Company or any of its affiliated companies to perform services for any entity (other than the Company or any other affiliated companies), or attempt to induce any such employee to leave the Company or any of its affiliated companies.

(d)
Throughout the duration of this Contract and for a period of two (2) years following its termination, the Employee will not actively solicit or hire or actively assist any other person or entity in soliciting or hiring any client of the Company or any of its affiliated companies, or attempt to induce any such client to leave the Company or any of its affiliated companies.

(e)
Any breach of these obligations shall constitute a serious fault and might give raise to one or several claims or proceedings to be exercised by the Company before the courts and authorities concerned.

(f)	The Employee expressly agrees that the provisions of Section 9 of the Contract may be enforced against him in any court or competent jurisdiction in the United States.

(g)
In the event that this article is determined by a court which has jurisdiction to be unenforceable in part or in whole, the court shall be deemed to have the authority to revise any provision of this Contract to the minimum extent necessary to be enforceable to the maximum extent permitted by law.

Article 10 - Intellectual property

(a)
Any inventions, devices or concepts, as well as any result of research, any original creation or program, related to the field of activity of the Company and made or developed by the Employee during his employment, belongs to the exclusive legal and beneficial ownership of the Employer, in accordance with the relevant provisions of patent and copyright laws applicable in Luxembourg.

(b)
The Employee hereby grants, assigns and conveys to the Employer all right, title, and interest in and to all inventions, devices or concepts, as well as any result of research, any original creation or program, and all other materials (as well as the copyrights, patents, trade secrets, and similar rights attendant hereto) conceived, reduced to practice, authored, developed or delivered by the Employee either solely or jointly with others, during and in connection with the performance of services under the Contract with the Employer.

(c)
The Employee shall have no right to disclose or use any such inventions, devices or concepts, as well as any result of research, any original creation or program, and all other materials for any purpose whatsoever and shall not communicate to any third party the nature of or details relating to such inventions, devices or concepts, as well as any result of research, any original creation or program, and all other materials.

(d)	The Employee agrees that he will comply with all obligations set forth in the Employee Intellectual Property Agreement provided by the Employer and incorporated herein by this reference.

Article 11 - Use of information technologies
The Employee undertakes not to use the Internet with the Company’s hardware if such activity does not comply with applicable law and public order, and if it adversely affects the Company’s interests.

Article 12 - Data protection

(a)
The Luxembourg law of 2 August 2002, implemented in articles L.261-1 and L.261-2 of the Luxembourg Labor code, defines how the Employees’ personal data may be used for normal administrative purposes resulting out of the Employees’ employment with the Employer. By signing this Contract, the Employee expressly agrees to his data being used for this purpose. The Employee commits himself to inform the Employer of any modification of his personal data (i.e. address, bank account number etc.).

(b)	The Employees’ data will be held for as long as legally required and held confidentially.

(c)
This data is retained as long as the obligations and duties deriving from them are no longer legally required. The Employee may at any time request the Employer to provide him with his personal data or require the correction of the data in case of justified grievances.

(d)
The data or the evidence of destruction of such data will be sent back to the Employee when all obligations and duties are no longer legally required and if requested by the Employee following the date that such obligations and duties are no longer legally required.

Article 13 - Miscellaneous

(a)
All notices and other communications provided for hereunder shall be in English and in writing, delivered by hand or by registered or certified mail (return receipt requested) and delivered or addressed to the addressee at its address below (or any other address it may subsequently notify in writing to the other Party):

If to the Employer, to:
Address: 40, Avenue Monterey, L-2163 Luxembourg, Grand Duchy of Luxembourg (or any other address that becomes corporate headquarters and published in the Luxembourg Gazette ("Mémorial"), with an electronic copy to KevinJ.Wilcox@altisource.lu)
Attention:     Kevin J. Wilcox
If to the Employee, to:
Address: In Luxembourg, address to be established
Attention: Marcello Mastioni
The date on which a notice shall be deemed validly given shall be the date of its receipt by the addressee, i.e. the date appearing on the acknowledgment or refusal of receipt or the addressee's countersignature.

(b)
No amendment or waiver of any provision of this Contract, nor consent to or departure by either Party therefrom, nor any subsidiary agreement relating to the subject matter of this Contract, shall in any event be valid unless it is in writing and signed by or on behalf of both Parties.

(c)
This Contract may be assigned by Employer to any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of Employer. This Agreement shall be binding upon and inure to the benefit of the Parties, their successors, assigns, heirs, executors and legal representatives. If there shall be a successor to Employer or Employer shall assign this Agreement, then as used in this Agreement, (a) the term “Employer” shall mean Employer as hereinbefore defined and any successor or any permitted assignee, as applicable, to which this Agreement is assigned.

(d)	The possible nullity or non-applicability of one or more provisions of the present Contract shall not result in the nullification of the entire Contract.

Article 14 - Governing Law and Jurisdiction
The present Contract shall be governed, interpreted and performed by and in accordance with the law in force in the Grand-Duchy of Luxembourg. Each Party expressly agrees to submit to the exclusive jurisdiction of the Courts of

Luxembourg over any claim or matter arising under. In case the Employee’s place of work is transferred elsewhere, the jurisdiction and the applicable law will the ones in force at the new location.

Article 15 - Contractual Interpretation
If any provision of this Contract is held to be unenforceable, then this Contract will be deemed amended to the extent necessary to render the otherwise unenforceable provision, and the rest of the Contract, valid and enforceable. If a court declines to amend this Contract as provided herein, the invalidity or unenforceability of any provision of this Contract shall not affect the validity or enforceability of the remaining provisions, which shall be enforced as if the offending provision had not been included in this Contract.

In witness whereof the present Contract has been signed in duplicate and each of the Parties acknowledges having received one original version.

The Employer
Altisource Solutions S.à r.l.

/s/ Kevin J. Wilcox__
By: Kevin J. Wilcox, Manager
Date: April _22_, 2017

The Employee

/s/ Marcello Mastioni__
By: Marcello Mastioni
Date: April _23_, 2017